Exhibit 10.1

SUMMARY OF DIRECTOR COMPENSATION

On September 28, 2006, the board of directors of Central European Distribution Corporation (the “Company”) approved an increase in the annual fee for serving as a member of the board of directors from $6,000 per year to $10,000 per year, effective October 1, 2006. The complete compensation package for members of the board of directors is now as follows:

•	Each director is entitled to receive an annual fee of $10,000 for serving as a member of board of directors. The chairmen of the audit committee and the compensation committee are each entitled to receive an additional annual fee of $4,000. The chairman of the nominating committee is not entitled to receive any additional fee. In addition to the director fee, the chairman of the board of directors is entitled to receive an annual fee of $12,000.

•	Pursuant to the Company’s 1997 Stock Incentive Plan (the “Option Plan”), a director on the date of his or her initial election to the board of directors is granted an option to purchase 11,812 shares of common stock. Thereafter, the director is granted an option to purchase 5,062 shares of common stock annually. In addition, the chairmen of the audit committee and the compensation committee each receives an annual grant of an option to purchase 10,125 shares of common stock under the Option Plan, while the chairman of the nominating committee does not receive any additional option grant. In addition, the members of the compensation committee each receive an annual grant of an option to purchase 1,687 shares of common stock under the Option Plan, and the members of the audit committee each receive an annual grant of an option to purchase 4,500 shares of common stock under the Option Plan. The members of the nominating committee do not receive any additional option grants. In addition to the options granted to directors, the chairman of the board of directors receives an additional annual grant of an option to purchase 15,187 shares of common stock under the Option Plan.

•	The Company reimburses directors for out-of-pocket travel expenditures relating to their service on the board of directors.

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